Exhibit 99.1

    MEDIFAST ANNOUNCES RECORD REVENUES FOR FULL YEAR 2006; 83% INCREASE OVER PREVIOUS YEAR LEADS TO HIGHEST REVENUE YEAR IN COMPANY'S 25 YEAR HISTORY

    OWINGS MILLS, Md., Feb. 12 /PRNewswire-FirstCall/ -- Medifast, Inc. (NYSE: MED) announced today unaudited full year-end revenues for the period ended December 31, 2006. Medifast reported unaudited revenue of $73.5 million, an 83% increase from $40.1 million in 2005.

    "We are extremely pleased with our 2006 year end revenues which exceeded our previously reported financial revenues guidance expectations of $70 to $72 million. 2006 was a fantastic year for our company as was recognized by Forbes Magazine listing Medifast 28th of the top 200 small companies in the United States. Our business was driven by our innovative business model, which offers consumers options when choosing our clinically proven products, support services and business opportunities. In 2006, we concentrated our efforts on expanding these models and building internal infrastructure to support future growth," said Michael S. McDevitt, President and CFO.

    In 2006, Medifast achieved significant growth by continuing to provide clinically proven products and a model that recognize that every customer has different needs. Medifast offers four distinct channels of distribution and support services including physician partners, the Medifast website and call-center, its national Take Shape for Life personal support network and Medifast Weight Control Centers.

    In 2006, Medifast launched MyMedifast, a robust online weight loss community with meal planning tools, message boards, chat rooms and an information library, which is used by thousands of customers everyday. The Company also released a new Medifast book, "The Secret is Out, What Physicians Have Always Known About Weight Loss," which has attracted new business and impacted the education of our loyal customer base on the epidemic of obesity in our country and how Medifast can help people achieve optimal health through our weight loss and long-term maintenance programs. The Company also expanded its product categories with the launch of Medifast Scrambled Eggs, Soy Crisps in Ranch and Apple Cinnamon flavors as well as line extensions including a Beef Vegetable Stew and Vanilla Pudding.

    In order to support its dynamic business model, in 2006, the Company developed an enterprise resource planning system, which integrates its information technology across the company. The company is continuing to expand its internal technologies for managing and facilitating synergy among its growing business channels.

    In 2006, Medifast opened 9 medically supervised Medifast Weight Control Centers in select markets that offer extensive behavior modification support counseling services, "In Body" composition analysis and clinically proven programs based on the Medifast medical model since 1980. The company has been building infrastructure and refining operations for the anticipated rollout of the clinic model as a national franchise in 2007.

    Also in 2006, Medifast listed its common stock on the New York Stock Exchange joining some of the finest public companies in the world and Medifast Chairman and CEO was recognized as Ernst and Young Entrepreneur of the Year in the consumer products category in Maryland.

    2006 revenues were fueled by an advertising and public relations strategy including print, television, radio and web media. Late in 2006, Medifast hired a seasoned veteran marketing professional in the direct response industry and is currently preparing new strategies and television formats to optimize its future advertising effectiveness. Medifast is excited for the rollout of these new initiatives and marketing campaigns throughout 2007. In addition, the company has extended its new customers a full 30-day money back guarantee making it risk free for customers to try the Medifast program and positioning the company for substantial growth in 2007.

    "We believe that our dynamic infrastructure model, which does not rely on a single distribution method, will allow Medifast to benefit long term in the over $40 billion weight loss category. I am looking forward to working with the executive team led by Michael McDevitt as the company implements the succession plan that was originally formulated by the board of directors in the first quarter of 2006. As we continue into 2007, I appreciate the continued support of our shareholders, customers, trusted business partners, and employees," stated Bradley T. MacDonald, Chairman and CEO.

    The Company expects to report 2006 audited year-end results on March 16, 2007. The company expects to release 2007 revenue and earnings per share financial guidance in the first week of March. As done throughout its history, the company will continue to update 2007 financial guidance on a quarterly basis as necessary.

    This release contains forward-looking statements, which may involve known, and unknown risks, uncertainties and other factors that may cause Medifast's actual results and performance in future periods to be materially different from any future results or performance suggested by these statements. Medifast cautions investors not to place undue reliance on forward-looking statements, which speak only to management's expectation on this date.

    About Medifast (http://www.medifastdiet.com)

    Medifast is the leading easy-to-use, clinically proven portion-controlled weight loss program. Medifast has been recommended by 15,000 physicians and used by over one million customers. Medifast is committed to enriching lives by providing innovative choices for lasting health. Medifast programs have been proven effective through studies by major university teaching hospitals. The company sells its products and programs are sold via three unique distribution channels: 1) the web and national call centers, 2) its national network of physicians and clinics, and 3) its Take Shape For Life program. Medifast was founded in 1980 and is located in Owings Mills, Maryland.

SOURCE  Medifast, Inc.
    -0-                             02/12/2007
    /CONTACT: Investor Relations - Medifast, Inc., ir@medifastdiet.com; or Media Contact - Kerry O'Neill, Warschawski, +1-410-367-2700, Medifast, kerry.oneill@warschawski.com, for Medifast/
    /Web site:  http://www.medifastdiet.com /